Exhibit 5.1
BRENT D. FASSETT
(720) 566-4025
fassettbd@cooley.com
October 14, 2009
Alexza Pharmaceuticals, Inc.
2091 Stierlin Court
Mountain View, CA 94043
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by Alexza Pharmaceuticals, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to nine hundred forty three thousand nine hundred seventeen (943,917) shares of the Company’s Common Stock, $0.0001 par value (the “Shares”), pursuant to its 2005 Equity Incentive Plan, 2005 Employee Stock Purchase Plan and 2005 Non-Employee Directors’ Stock Option Plan (collectively, the “Plans”).
In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Certificate of Incorporation and Bylaws, each as currently in effect, and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due execution and delivery of all documents, where due execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently sought to verify such matters. Our opinion is expressed only with respect to the federal laws of the United States of America and the general corporation laws of the State of Delaware.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
Cooley Godward Kronish llp

By:	/s/ Brent D. Fassett Brent D. Fassett, Partner
380 INTERLOCKEN CRESCENT, SUITE 900, BROOMFIELD, CO 80021-8023 T: (720) 566-4000 F: (720) 566-4099 WWW.COOLEY.COM